Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                              May 5, 2016
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                            Press Contact: G. Patrick Corydon
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BALDWIN & LYONS ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2016

Carmel, Indiana, May 5, 2016—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced record first quarter after tax operating income, defined as net income before investment gains and losses, of $8.3 million, or $.55 per share, for the first quarter of 2016 compared to $3.8 million, or $.26 per share, during the first quarter of 2015. Net investment gains for the first quarter of 2016, which include both realized and unrealized gains in the Company's limited partnership investments, were $5.9 million after tax, or $.39 per share, compared to net investment gains of $2.4 million, or $.16 per share, in the same quarter of 2015. In total, net income for the quarter was $14.1 million, or $.94 per share, which compares to $6.2 million, or $.42 per share, for the prior year's first quarter.
Premiums written by the Company's insurance subsidiaries for the current quarter were $96.2 million, slightly lower than the $97.0 million written during the first quarter of 2015, reflecting the continuing, planned reductions in the Company's reinsurance, personal automobile and professional liability exposures.  Premiums written for the Company's core Fleet Transportation products increased $5.3 million, or 6.3% quarter over quarter.
Net premium earned for the first quarter of 2016 was $66.9 million, slightly higher than last year's first quarter total, driven by a 9.5% increase in premium earned from Fleet Transportation products, partially offset by declines in discontinued products.
Underwriting operations produced a consolidated combined ratio for the first quarter of 88.9%, before consideration of fee income. Including fee income, underwriting income was $5.7 million, producing a combined ratio of 88.2%. The Property and Casualty Insurance segment combined ratio was an excellent 86.7%.
Pre-tax investment income increased 22% compared to the first quarter of 2015 reflecting higher average bond and dividend yields and increases in average funds invested resulting from positive cash flow, including $2.0 million in positive cash flow this quarter.

Book value per share on March 31, 2016 of $26.41 increased $.16 per share during the first quarter, including the payment of the increased $.26 per share in regular cash dividends.  The combination of the increase in book value and dividends represents a 1.6% total return on beginning book value for the quarter.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Thursday, May 5, 2016, at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2016.
To participate via teleconference, investors may dial 1-888-539-3612 (U.S./Canada) or 1-719-325-2361 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 12, 2016 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 8755427. Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page. To participate in the webcast, please register at least fifteen minutes prior to the start of the call. The webcast will be archived on this site until July 28, 2017. The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=118625.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2016	2015

Operating revenue	$71,713	$70,558
Net investment gains	9,012	3,743

Total revenue	$80,725	$74,301

Operating income	$8,254	$3,810
Net investment gains,
net of federal income taxes	5,858	2,433

Net income	$14,112	$6,243

Per share data - diluted:
Average number of shares	15,076	15,018

Operating income	$.55	$.26
Net investment gains	.39	.16

Net income	$.94	$.42

Dividends paid to shareholders	$.26	$.25

Comprehensive income, net of tax
Net income	$14,112	$6,243
Unrealized net gains (losses) on securities	(8,050)	1,136
Foreign currency translation adjustments	419	(779)
Comprehensive income	$6,481	$6,600

Annualized:
Total Value Creation [1]	6.4%	6.4%

Return on average shareholders' equity:
Operating income	9.1%	4.4%
Net income	15.6%	7.2%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	88.9%	95.8%
Including fee income	88.2%	95.2%

[1] Total Value Creation is the summation of the change in book value plus dividends paid divided by beginning book value.